UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 30, 2006

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Turnpike Road, Suite 203
Westborough, Massachusetts	01581
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(508) 871-7046

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

TC PipeLines, LP has retained Orrick, Herrington & Sutcliffe LLP as legal and tax counsel in connection with its Registration Statement on Form S-3, SEC File No. 333-121537 (the “Registration Statement”).

The opinion of Orrick, Herrington & Sutcliffe LLP with respect to certain federal income tax matters described in the Prospectus dated January 11, 2005 (the “Prospectus”), as amended by this report, included in the Registration Statement is filed as Exhibit 8.1 to this Report. The consent of Orrick, Herrington & Sutcliffe LLP to the incorporation by reference of such opinion is filed as Exhibit 23.1 to this Report.

The disclosure under the heading “Tax Considerations” in the Prospectus is hereby superseded in its entirety by and replaced with the following:

This section is a summary of material federal income tax considerations that may be relevant to an investment in our common units and, unless otherwise noted in the following discussion, expresses the opinion of Orrick, Herrington & Sutcliffe LLP, our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters.  This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change.  Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.  Unless the context otherwise requires, references in this section to “us” are references to TC PipeLines, LP and our subsidiary operating companies.

No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders.  Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, partnerships, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds.  Accordingly, we recommend that you consult, and depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders.  An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts.  Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS.  Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade.  In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner.  Furthermore, the tax treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions.  Any modifications may or may not be retroactively applied.

For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

•                  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

•                  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

•                  whether our method for depreciating Section 743 adjustments is sustainable (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability.  Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made.  Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted tax basis in his partnership interest.

No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes or as to the classification as partnerships of the intermediate partnerships, Northern Border Pipeline or Tuscarora, whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders.  Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, TC PipeLines, the intermediate partnerships, Northern Border Pipeline and Tuscarora will each be classified as a partnership for federal income tax purposes.

In rendering its opinion that we, the intermediate partnerships, Northern Border Pipeline and Tuscarora have been and will continue to be treated as partnerships for federal income tax purposes, Orrick, Herrington & Sutcliffe LLP has relied on the factual representations made by us and the general partner, including:

•                  None of TC PipeLines, the intermediate partnerships, Northern Border Pipeline or Tuscarora has elected or will elect to be treated as an association or corporation;

•                  For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and naturally occurring carbon dioxide, or other items of income as to which counsel has or will opine are “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•                  Neither we, the general partner, nor any intermediate partnership has permitted or will permit Northern Border Pipeline or Tuscarora to engage in any significant activity other than the transportation (within the meaning of Section 7704(d) of the Internal Revenue Code) of natural gas without first receiving an opinion of counsel to the effect that such activity will not cause Northern Border Pipeline or Tuscarora to have income that is not qualifying income.

Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations.  However, an exception, referred to as the “qualifying income exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation and marketing of natural gas.  Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.  We have satisfied the qualifying income test in each taxable year to date, and we estimate that less than 2% of our current income is not qualifying income.  The percentage of our gross income that constitutes qualifying income could change from time to time.  Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us.  This contribution and liquidation should be tax-free to unitholders and TC PipeLines, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets.  Thereafter, we would be treated as a corporation for federal income tax purposes.

If any of TC PipeLines, the intermediate partnerships, Northern Border Pipeline or Tuscarora were treated as an association taxable as a corporation in any taxable year, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its equity holders, and its net income would be taxed to it at corporate rates.  In addition, any distributions by the affected entity to its equity holders would be treated as either taxable dividend income, to the extent of its current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the holder’s tax basis in its equity interest in the entity, or taxable capital gain, after the holder’s tax basis in the equity interest is reduced to zero.  Accordingly, treatment of TC PipeLines, the intermediate partnerships, Northern Border Pipeline or Tuscarora as an association taxable as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

The discussion below is based on Orrick, Herrington & Sutcliffe LLP’s opinion that we, the intermediate partnerships, Northern Border Pipeline and Tuscarora will be classified as partnerships for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of TC PipeLines will be treated as partners of TC PipeLines for federal income tax purposes.  Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of TC PipeLines for federal income tax purposes.  Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel’s opinion does not extend to these persons.  Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes.  Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income.  These holders are urged to consult their own tax advisors with respect to their status as partners of TC PipeLines for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.  We will not pay any federal income tax.  Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder.  Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution.  Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year.  Our taxable year ends on December 31.

Treatment of Distributions.  Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution.  Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below.  Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder.  To the extent that our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash.  A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him.  This latter deemed exchange will generally result in the unitholder’s realization of ordinary income under Section 751(b) of the Internal Revenue Code.  That income will equal the excess of the non-pro rata portion of the distribution over the unitholder’s tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.  We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2008, will be allocated an amount of federal taxable income for that period that will be less than 20% of the cash distributed with respect to that period.  We anticipate that thereafter, the ratio of taxable income allocable to cash distributions to the unitholders will increase.  These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions.  These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control.  Further, the estimates are based on current tax law and tax reporting positions that we have adopted and with which the IRS could disagree.  Accordingly, we cannot assure you that these estimates will prove to be correct.  The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate of less than 20%, and any differences could be material and could materially affect the value of the common units.  For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than 20% with respect to the period described above if:

•                  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distribution on all units; or

•                  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly lower than the rate applicable to our assets at the time of this offering.

Basis of Common Units.  A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities.  That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities.  That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized.  A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

Limitations on Deductibility of Our Losses.  The deduction by a unitholder of his share of our losses will first be limited to his tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder who is subject to the “at risk” rules, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than the unitholder’s tax basis.  A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.  Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, subsequently increases.  Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation.  Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment.  A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities.  The passive loss limitations are applied separately with respect to each publicly-traded partnership.  Consequently, any passive losses we generate will only be available to offset future income we generate and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income.  Passive losses which are not deductible because they exceed a unitholder’s share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party.  The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any suspended passive losses we generate, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•                  interest on indebtedness properly allocable to property held for investment;

•                  our interest expense attributed to portfolio income; and

•                  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit.  Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.  The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to unitholders.  In addition, a unitholder’s share of our portfolio income will be treated as investment income.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction are allocated among the general partner and the unitholders in accordance with their respective percentage interests in us.  At any time that incentive distributions are made to the general partner, gross income is allocated to the general partner to the extent of these distributions.  If we have a net loss for the entire year, our items of income, gain, loss and deduction are generally allocated first, to the general partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and second, to the general partner.

Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by the general partner and its affiliates, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus, referred to in this discussion as “contributed property.” The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase.  In addition, items of recapture income are allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of that gain as recapture income.  Finally, although we do not expect that our operations will result in the creation of negative capital accounts to unitholders, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of contributed property, and “tax” capital account, credited with the tax basis of contributed property, will generally be given effect for federal income tax purposes in determining a partner’s distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect.  In any other case, a partner’s distributive share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including the partners’ relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.  Orrick, Herrington & Sutcliffe LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” and “—Disposition of Common Units — Allocations Between Transferors and Transferees,” the allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s distributive share of an item of income, gain, loss or deduction.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds.  That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made.  If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders.  We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable.  Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Treatment of Short Sales.  A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of ownership of those common units.  If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.  As a result, during this period:

•                  any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

•                  any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

•                  all of these distributions would appear to be treated as ordinary income.

Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.  The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.  Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax Rates.  In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income rate for net capital gains of an individual is 15% if the capital asset disposed of was held for more than 12 months at the time of disposition.

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax.  In general, the minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income.  Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

Section 754 Election.  We have made the election permitted by Section 754 of the Internal Revenue Code.  The election is irrevocable without the consent of the IRS.  The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price.  This election does not apply to a person who purchases units directly from us.  The Section 743(b) adjustment belongs to the purchaser and not to other partners.  For purposes of this discussion, a partner’s inside basis in our assets will be considered to have two components:  (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have done) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain.  Treasury Regulations under Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built-in gain in such intangibles.  Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 of the Internal Revenue Code is generally required to be depreciated using either the straight-line method or the 150% declining balance method.  Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations.  Please read “— Uniformity of Common Units.”

Although counsel is unable to opine as to the validity of this method because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable.  This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6).  To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we will apply the rules described in the Treasury Regulations and legislative history.  If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets.  This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders.  Please read “— Uniformity of Common Units.”

The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code.  The IRS may seek to reallocate some or all of any Section 743(b) adjustment to goodwill even though not so allocated by us.  Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer.  In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets.  Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than such common units’ share of the aggregate tax basis of our assets immediately prior to the transfer.  Thus, the fair market value of the common units may be affected either favorably or adversely by the election.  A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction.  Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters.  The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether.  Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election.  If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes.  Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year.  In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction.  Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.  The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately adjusted gain or loss on the disposition of these assets.  The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by the general partner and other unitholders as of that time.  Please read “— Tax Treatment of Unitholders — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service.  We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation.  Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain.  Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us.  Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in promoting the issuance of common units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination.  Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.  The underwriting discounts and commissions we incur are treated as syndication costs.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets.  Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves.  These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts.  If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

Disposition of Common Units

Recognition of Gain or Loss.  A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder’s tax basis for the common units sold.  A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities.  Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss.  Capital gain recognized on the sale of common units held for more than 12 months will generally be taxed at a maximum rate of 15%.  A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own.  The term “unrealized receivables” includes potential recapture items, including depreciation recapture.  Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit.  Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units.  Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests.  Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method.  On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the units transferred.  A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially similar property.  The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NASDAQ National Market on the first business day of the month (the “Allocation Date”).  However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized.  As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations.  Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units.  If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders.  We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange.  We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee.  However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.  Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit.  Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive Termination.  We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.  A termination of TC PipeLines will cause a termination of the intermediate partnerships.  Our termination would result in the closing of our taxable year for all unitholders.  In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination.  We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation.  A termination could also result in penalties if we were unable to determine that the termination had occurred.  Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before to the termination.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of these common units must be maintained.  In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished.  A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6).  Any non-uniformity could have a negative impact on the value of the common units.  Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable.  This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6).  To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history.  If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.

If this kind of aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable.  This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders.  If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders.  The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph.  If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions.  Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences.  Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income.  Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or specified related sources and net income derived from the ownership of an interest in a “qualified publicly traded partnership.”  We expect that we will meet the definition of a “qualified publicly traded partnership.”

Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States on account of ownership of common units.  As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain.  Generally, a partnership is required to pay a withholding tax on the portion of the partnership’s income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners.  However, under rules applicable to publicly-traded partnerships, we will withhold at applicable rates on actual cash distributions made quarterly to foreign unitholders.  Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN in order to obtain credit for the taxes withheld.  A change in applicable law may require us to change these procedures.

Because a foreign corporation which owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business.  An income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident” may reduce or eliminate this tax.  In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is deemed to be effectively connected with a United States trade or business of the foreign unitholder.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year.  In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder’s share of income, gain, loss and deduction.  Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.  The IRS may successfully contend in court that those accounting and reporting conventions are impermissible.  Any challenge by the IRS could negatively affect the value of the common units.

The IRS may audit our federal income tax information returns.  Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of the unitholder’s own return.  Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings.  The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.  The Internal Revenue Code provides for one partner to be designated as the “tax matters partner” for these purposes.  Our partnership agreement appoints the general partner as our tax matters partner.

The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns.  The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner.  The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest.  However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return.  Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•                  the name, address and taxpayer identification number of the beneficial owner and the nominee;

•                  whether the beneficial owner is

•                  a person that is not a United States person,

•                  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

•                  a tax-exempt entity;

•                  the amount and description of common units held, acquired or transferred for the beneficial owner; and

•                  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account.  A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report such information to us.  The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Reportable Transactions.  Treasury regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a “reportable transaction.” Unitholders may be required to file this form with the IRS if we participate in a “reportable transaction.” A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million.  Each unitholder is urged to consult with his own tax advisor concerning the application of any of these factors to his ownership of common units.  Our participation in a reportable transaction could increase the likelihood that our federal income tax return (and possibly your tax return) would be audited by the IRS.  Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the Code:

•                  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described below at “—Accuracy-Related Penalties,”

•                  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•                  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter.  We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned tax shelter registration number 99-14000010.  Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed benefits have been reviewed, examined or approved by the IRS.  The American Jobs Creation Act of 2004 (the “Jobs Act”) repealed the tax shelter registration rules and replaced them with a new reporting regime.  However, IRS Form 8271, as revised after the Jobs Act, nevertheless requires a unitholder to continue to report our tax shelter registration number on the unitholder’s tax return for any year in which the unitholder claims any deduction, loss or other benefit, or reports any income, with respect to our common units.  The IRS also appears to take the position that a unitholder who sells or transfers our common units after the Jobs Act must continue to provide our tax shelter registration number to the transferee.  Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

Accuracy-Related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code.  No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations).  The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•                  for which there is, or was, “substantial authority”; or

•                  as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.  If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return.  In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis.  No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations).  If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property.  Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us.  A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements.  In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years.  Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state.  Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return.  Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us.  Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.”

It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent states and localities of his investment in us.  Accordingly, we recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters.  Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of him.  Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

Furthermore, the disclosure under the heading “Legal” in the Prospectus is hereby superseded in its entirety by and replaced with the following:

Certain legal and tax matters in connection with the securities will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, as our counsel.  Any underwriter will be advised about other issues relating to the offering by their own legal counsel.

Item 9.01.                                      Financial Statements and Exhibits.

(d)           Exhibits.

8.1           Opinion of Orrick, Herrington & Sutcliffe LLP with respect to certain federal tax matters.

23.1         Consent of Orrick, Herrington & Sutcliffe LLP (included in opinion filed as Exhibit 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
By: TC PipeLines GP, Inc.,
its general partner

By:	/s/ Amy W. Leong
Amy W. Leong
Controller

Dated:  November 30, 2006

EXHIBIT INDEX

Exhibit No.	Description

8.1	Opinion of Orrick, Herrington & Sutcliffe LLP with respect to certain federal tax matters.

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in opinion filed as Exhibit 8.1).